                                                                    EXHIBIT 99.4


                                VOTING AGREEMENT

         THIS VOTING AGREEMENT (this "AGREEMENT"), dated as of November ___, 2003, is made by and among each of the persons listed under the heading "Stockholders" on the signature page hereto (collectively, the "STOCKHOLDERS" and each, individually, a STOCKHOLDER"), and Snyder Associated Companies, Inc., a Pennsylvania corporation (the "PURCHASER").

         WHEREAS, Sylvan Inc., a Nevada corporation (the "COMPANY"), the Purchaser, and SAC Holding Co., a Pennsylvania corporation and a partially or wholly owned subsidiary of the Purchaser (the "MERGER SUBSIDIARY"), are entering into an Agreement and Plan of Merger (the "MERGER AGREEMENT"), dated the date hereof, pursuant to which the Merger Subsidiary has agreed to merge with and into the Company (the "MERGER").

         WHEREAS, the consummation of the transactions contemplated by the Merger Agreement is subject to certain conditions, including the approval of the Merger by the holders of a majority of the outstanding shares of common stock of the Company.

         WHEREAS, the Stockholders are the collective record and beneficial owners of 1,056,886 shares of common stock of the Company (the "ORIGINAL SHARES"), representing approximately 20.5% of the shares of common stock of the Company outstanding as of the date hereof (such shares, together with any shares of capital stock of the Company acquired by any Stockholder or as to which any Stockholder may acquire direct or indirect voting or investment power after the date hereof and during the term of this Agreement, being collectively referred to herein as the "STOCKHOLDER SHARES").

         WHEREAS, as a condition to the willingness of the Purchaser to enter into the Merger Agreement, and as an inducement to the Purchaser to do so, the Stockholders have agreed as set forth in this Agreement.

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereby agree as follows:

                  1. DEFINITIONS. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Merger Agreement.

                  2.       CERTAIN COVENANTS OF STOCKHOLDERS.

                  (a) Agreement to Vote. At any meeting of the stockholders of the Company held prior to the Termination Date (as defined in Section 5(d) below), however called, and at every adjournment thereof prior to the Termination Date, or in connection with any written consent of the stockholders of the Company, each Stockholder shall vote the Stockholder Shares (i) in favor of the approval of the Merger and each of the other transactions contemplated by the Merger Agreement to be performed by the Company and any actions required in furtherance thereof; and (ii) against any Acquisition Proposal. Prior to the Termination Date, no Stockholder shall enter into any agreement or understanding with any Person, to vote, grant any proxy or give instructions with respect to the voting of the Stockholder Shares in any manner inconsistent with the preceding sentence, other than proxies for the election of directors at any meeting of stockholders.

                  (b)      Proxies.

                                    (i)      Each Stockholder hereby revokes any
         and all previous proxies granted with respect to matters set forth in
         Section 2(a) above for the Stockholder Shares.

                                    (ii)     Each Stockholder covenants and
         agrees in favor of the Purchaser, that if the Purchaser so requests (x) not later than five days prior to the date of the Company Stockholder Meeting, it shall deliver or cause to be delivered to the Company duly executed proxies in favor of the Purchaser, in form reasonably acceptable to the Purchaser, voting in favor of the Merger together with a copy of the board resolutions authorizing such proxies and (y) such proxies will not be revoked; provided, however, that if a waiting period under the HSR Act or the pre-merger filing requirements of any other jurisdiction applies to the grant of the proxies so requested, no Stockholder shall deliver or grant such proxies until any applicable waiting periods shall have expired or terminated.

                                    (iii)    Except as provided herein, prior to
         the Termination Date, no Stockholder shall grant any proxies or powers of attorney with respect to matters set forth in Section 2(a) above, deposit any of the Stockholder Shares into a voting trust or enter into a voting agreement with respect to any of the Stockholder Shares, in each case with respect to the matters set forth in Section 2(a).

                  (c) Transfer of Stockholder Shares by Stockholder. Prior to the Termination Date, no Stockholder shall (A) pledge or place any Lien on any Stockholder Shares, other than pursuant to this Agreement, or (B) transfer, sell, exchange or otherwise dispose of (including by gift) any Stockholder Shares, other than pursuant to this Agreement or the Merger Agreement.

                  (d) Acquisition Proposal. No Stockholder shall, and no Stockholder shall authorize any Affiliate, director, officer, employee, investment banker, attorney or other advisor or representative of any Stockholder to, (i) directly or indirectly solicit, initiate or knowingly encourage the submission of, any Acquisition Proposal or (ii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, except that nothing herein shall prohibit Nelson Obus from the exercise of his fiduciary duties as a director of the Company in accordance with the Merger Agreement and Section 5(o) hereof.

                  (e) Inquiry. Except as prohibited by any Confidentiality Agreement to which the Company or the Stockholders are a party, each Stockholder shall promptly notify the Purchaser in writing of any contact, inquiry, submission, proposal or offer of which any Stockholder becomes aware for an Acquisition Proposal and of any request in connection with such a proposal for non-public information relating to the Company or any of its Subsidiaries or any of the relevant details relating to such a proposal (including the identity of the prospective party and the proposed terms and conditions) known at such time.

                  2A. PROFIT SHARING.

                  (a)      If the Merger Agreement is terminated pursuant to
Section 10.01(c)(i), Section 10.01(c)(iv) or Section 10.01(d)(ii) thereof (in any such case, a "TRIGGERING TERMINATION"), and within twelve (12) months following such Triggering Termination, the Company merges with or into, or is acquired, directly or indirectly, by merger or otherwise, by a Third Party in a transaction in which all holders of shares of Company common stock (other than Company management and their Affiliates) are entitled to receive consideration for all of their shares of Company common stock (such event, an "ALTERNATIVE TRANSACTION"), then, upon consummation of such Alternative Transaction, each Stockholder shall pay to Purchaser an amount equal to fifty percent (50%) of the "profit" (determined in accordance with Section 2A(b) below), if any, in respect of (x) the Original Shares held by such Stockholder as of the date of this Agreement, and (y) any additional shares of Company common stock owned of record or beneficially by such Stockholder as of the date of consummation of such Alternative Transaction (collectively, the "APPLICABLE SHARES").

                  (b) The "profit" associated with the consummation of such Alternative Transaction shall be an amount (if positive) equal to (x) the aggregate consideration paid in respect of the Applicable Shares as a result of the consummation of such Alternative Transaction, valuing any noncash consideration at its fair market value as set forth in subsection (c) below, less (y) the product obtained by multiplying $12.25 by the number of Applicable Shares (the amount by which "(x)" exceeds "(y)" being referred to herein as the "OVERAGE"), less (z) the total amount of Taxes payable by such Stockholder on the Overage.

                  (c) For purposes of this Section 2A, the fair market value of any noncash consideration consisting of:

                           (i)      securities listed on a national securities
exchange or traded on the NASDAQ shall be equal to the average closing price per share of such security as reported on such exchange or NASDAQ for the 5 trading days prior to the date of determination; and

                           (ii)     consideration which is other than securities
of the form specified in foregoing clause "(i)" shall be determined, as of the date of consummation of the Alternative Transaction, by a nationally recognized independent investment banking firm (which may be the investment banking firm retained by the Special Committee of the Board of Directors of the Company, or by the Board of Directors of the Company, to evaluate the consideration payable in the Alternative Transaction) mutually selected, within three business days after the event requiring selection of such investment banking firm , by Purchaser, on the one hand, and the Stockholders, on the other hand, which determination shall be made by such investment banking firm within 15 business days after the date of such event; provided, however, that if Purchaser and the Stockholders do not agree within three business days after the date of such event as to the selection of an investment banking firm, then, by the end of the fifth business day after the date of such event, each of Purchaser, on the one hand, and the Stockholders, on the other hand, shall select an investment banking firm, which two investment banking firms shall jointly make such determination within 20 business days after the date of such event, or, if such two investment banking firms are unable to agree on such determination, the two investment banking firms shall, by the end of the 20th business day after the date of such event, select a third investment banking firm and notify such third investment banking firm in writing (with a copy to Purchaser and the Stockholders) of their respective determinations of the fair market value of such noncash consideration, following which such third investment banking firm shall, within 15 business days after the date of its selection, notify Purchaser and the Stockholders in writing of its selection of one or the other of the two original determinations of the fair market value of such noncash consideration; provided further, that the reasonable and customary fees and expenses of all such investment banking firms shall be borne equally by Purchaser, on the one hand, and the Stockholders, on the other hand. The determination of the investment banking firm shall be binding upon the parties.

                  (d) Any payment to be made by any Stockholder pursuant to this Section 2A shall be made as follows following consummation of the Alternative Transaction: (x) if the consideration paid in the Alternative Transaction is all cash, such payment shall be made in cash within three business days following receipt by such Stockholder of such consideration by wire transfer of same day funds to an account designated by Purchaser, (y) if such consideration is all noncash consideration, such payment shall be made through a transfer of such noncash consideration to Purchaser, suitably endorsed for transfer (with the method and timing of such transfer to be reasonably determined by Purchaser), or (z) if such consideration is part cash and part noncash consideration, such payment shall be made in cash (in the manner set forth in clause "(x)" above) and in such noncash consideration (in the manner set forth in clause "(y)" above) in the same proportion as such consideration is payable to such Stockholder in accordance with the terms of the Alternative Transaction.
                  2B. PUT RIGHT.

                  (a) Purchaser hereby grants to each Stockholder an irrevocable option (each such option, a "PUT OPTION") to sell to Purchaser at any time during the Exercise Period all that Stockholder's Original Shares, in each case at a total cash option exercise price equal to the product of (1) the total number of that Stockholder's Original Shares multiplied by (2) $12.25 (each such price, a "PURCHASE PRICE").

                  (b) In this Agreement, "EXERCISE PERIOD" means the period of 30 days beginning on and including the date of a Triggering Termination. If there is no Triggering Termination, then there shall be no Exercise Period.

                  (c) Each Stockholder must exercise its Put Option in whole only and the Stockholders must collectively exercise all Put Options at the same time. To exercise the Put Options, the Stockholders must deliver to Purchaser a written notice of the Stockholders' intention to effect that exercise. The closing of the purchase of the Original Shares subject to the Put Options will take place in the office of Cohen & Grigsby, P.C. in Pittsburgh, Pennsylvania. Stockholders will designate in their written notice the date and time of the closing, which date may be not less than two (2) business days nor more than sixty (60) days after the Stockholders have delivered such notice. At that closing, Purchaser will pay in respect of each Put Option the Purchase Price payable under that Put Option, as applicable, by wire transfer of immediately available funds to an account or accounts designated in writing by the applicable Stockholder at least one business day prior to the closing date, against delivery of the certificates representing the Original Shares subject to that Purchase Price, duly endorsed for transfer to Purchaser and/or such additional or other evidence of transfer as Purchaser may request.
                  3. REPRESENTATIONS, WARRANTIES AND ADDITIONAL COVENANTS OF STOCKHOLDERS. The Stockholders jointly and severally represent, warrant and covenant to Purchaser that:

                  (a) Ownership. Each Stockholder is, as of the date hereof, the beneficial owner of the Stockholder Shares set forth next to such Stockholder's name on the signature page hereto, such Stockholder has the sole right to vote such Stockholder Shares and there are no restrictions on rights of disposition or other Liens pertaining to such Stockholder Shares. Except as created hereby, none of the Stockholder Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Stockholder Shares.

                  (b) Authority and Non-Contravention. Each Stockholder has the right, power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Stockholders and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of the Stockholders. This Agreement has been duly executed and delivered by the Stockholders and constitutes a valid and binding obligation of each Stockholder, enforceable against each Stockholder in accordance with its terms, subject to general principles of equity and as may be limited by bankruptcy, insolvency, moratorium, or similar laws affecting creditors' rights generally. Such actions by the Stockholders require no action by or in respect of, or filing with, any Governmental Authority with respect to any Stockholder, other than any required filings under Section 13 of the Exchange Act.

                  (c) Total Shares. The Stockholder Shares are the only shares of capital stock of the Company owned beneficially or of record as of the date hereof by any Stockholder or any of their Affiliates, and (except for options held by Nelson Obus to acquire up to 12,000 shares of Company common stock) such Stockholder does not have any option to purchase or right to subscribe for or otherwise acquire any securities of the Company and has no other interest in or voting rights with respect to any other securities of the Company.

                  4. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASER. The Purchaser represents, warrants and covenants to the Stockholders that:

                  (a) Power and Authority. The Purchaser has the right, power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement and the Merger Agreement. The execution and delivery of this Agreement by the Purchaser and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and constitutes a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to general principles of equity and as may be limited by bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally.

                  (b) Limitation on Voting Agreements. For so long as this Agreement remains in effect, the Purchaser shall not obtain binding voting agreements, proxies or other commitments to vote shares of Company common stock from any other stockholder of the Company with respect to matters set forth in
Section 2(a) hereof, provided, however, the Purchaser may obtain voting agreements, proxies or commitments from officers, directors and employees of the Company, provided that the total number of shares of common stock of the Company subject to such voting agreements, proxies or commitments, when aggregated with the Stockholder Shares, does not exceed 40% of the issued and outstanding shares of Company common stock eligible to vote at the Company Stockholder Meeting.

                  5.       MISCELLANEOUS.

                  (a) Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. The Purchaser will not object if the Company reimburses the Stockholders' legal fees and expenses in connection with this Agreement and related matters, provided the total amount to be reimbursed, together with the total amount of legal fees and expenses of Steel Partners and its affiliates to be reimbursed, does not exceed $60,000.

                  (b) Further Assurances. From time to time, at the request of the Purchaser, in the case of Stockholders, or at the request of Stockholders, in the case of the Purchaser, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

                  (c) Specific Performance. The Stockholders, on the one hand, and Purchaser, on the other, agree that the other party would be irreparably damaged if for any reason either party fails to perform any of its obligations under this Agreement, and that the other party would not have an adequate remedy at law for money damages in such event. Accordingly, each party shall be entitled to seek specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by the other party. This provision is without prejudice to any other rights that such party may have against the other party for any failure to perform their obligations under this Agreement.

                  (d) Amendments, Termination. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by each party hereto. The representations, warranties, covenants and agreements set forth in Sections 2, 3 and 4 above (but not Section 2A or Section 2B) shall terminate, except with respect to liability for prior breaches thereof, upon the earliest to occur of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time, or (iii) April 15, 2004 (the earliest of such dates, the "TERMINATION DATE"). The covenants and agreements set forth in Section 2A above shall terminate, except with respect to liability for prior breaches thereof, upon the earliest to occur of (i) the date that is twelve (12) months and one day following the date of any Triggering Termination, (ii) the Effective Time, or (iii) the date of any termination of the Merger Agreement that does not constitute a Triggering Termination. The covenants and agreements set forth in Section 2B above shall terminate, except with respect to liability for prior breaches thereof, upon the earliest to occur of (i) the expiration of the Exercise Period (if the Put Options have not been validly exercised during such Exercise Period), (ii) the Effective Time, or (iii) the date of any termination of the Merger Agreement that does not constitute a Triggering Termination.

                  (e) Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

                  (f) Certain Events. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Stockholder Shares and the Applicable Shares and shall be binding upon any Person to which legal or beneficial ownership of such shares shall pass, whether by operation of law or otherwise, including any Stockholder's heirs, guardians, administrators or successors, and each Stockholder further agrees to take such commercially reasonable actions as may be necessary to effectuate the foregoing, provided such actions do not require the expenditure of monies, other than immaterial amounts. In the event of any stock split, stock dividend, reclassification, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the capital stock of the Company, the number of Stockholder Shares and Applicable Shares shall be adjusted appropriately. This Agreement and the representations, warranties, covenants, agreements and obligations hereunder shall attach to any additional shares of capital stock of the Company or other voting securities of the Company issued to or acquired by any Stockholder directly or indirectly (including through the exercise of any warrants, stock options or similar instruments). Each Stockholder shall cause the certificated Stockholder Shares to have a legend placed conspicuously on such certificate to the following effect:

                           "The shares of common stock evidenced by this certificate are subject to a Voting Agreement dated November ___, 2003, entered into by the record owner of such shares and Snyder Associated Companies, Inc.."

                           Each Stockholder shall cause a counterpart of this
Agreement to be deposited with the Company at its principal place of business or registered office where it shall be subject to the same right of examination by a stockholder of the Company, in Person or by agent or attorney, as are the books and records of the Company.

                  (g) Entire Agreement. This Agreement (including the documents referred to herein) (i) constitutes the entire agreement, and supersedes all prior agreements and understanding, both oral and written, between the parties with respect to the subject matter of this Agreement and
(ii) is not intended to confer upon any Person other than the parties any rights or remedies.

                  (h) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by documented overnight delivery service or, to the extent receipt is confined, appropriate telecopy address or telecopy number set forth below (or at such other address or telecopy number for a party as shall be specified by like notice):

                  If to the Purchaser to:
                  ----------------------

                           Snyder Associated Companies, Inc.
                           1 Glade Park East
                           P.O. Box 1022
                           Kittaning, PA 16201

                           With a copy to:

                           Cohen & Grigsby, P.C.
                           11 Stanwix St.
                           Pittsburgh, PA 15222
                           Attn: Charles C. Cohen, Esq.
                           Fax:  (412) 209-0672

                  If to any Stockholder, to:
                  -------------------------

                           Wynnefield Capital Inc.
                           450 Seventh Avenue
                           New York, New York 10123
                           Attn: Nelson Obus

                           with a copy to:

                           Kane Kessler, P.C.
                           1350 Avenue of the Americas
                           New York, New York 10019
                           Attn: Jeffrey S. Tullman, Esq.


                  (i) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                  (j) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and, shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                  (k) Interpretation. The headings contained in this Agreement are inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (l) Severability. Any provision hereof which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

                  (m) Consent to Jurisdiction. Each party hereto irrevocably submits to the nonexclusive jurisdiction of (a) the state courts of the State of New York and (b) the United States federal district courts located in the State of New York for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.

                  (n) Attorney's Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements, in addition to any other relief to which such party may be entitled.

                  (o) No Limitation on Actions of any Stockholder as Director. In the event any Stockholder or any of Stockholder's Affiliates is a director of the Company, notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require such Stockholder or such affiliate to take or in any way limit any action that such Stockholder or such affiliate may take to discharge such Stockholder's or such Affiliate's fiduciary duties as a director of the Company.

                       *       *       *       *       *

         IN WITNESS WHEREOF, this Voting Agreement has been signed by or on behalf of each of the parties as of the date first above written.


PURCHASER:
----------

SNYDER ASSOCIATED COMPANIES, INC.

By:
        -------------------------


STOCKHOLDERS:                                                    ORIGINAL SHARES
------------                                                     ---------------

WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.                            382,897
By:    Wynnefield Capital Management, LLC, its General Partner

         By:
                  ----------------------------
                  Nelson Obus,
                  Co-Managing Member


WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I                          507,303
By:    Wynnefield Capital Management, LLC, its General Partner

         By:
                  ----------------------------
                  Nelson Obus,
                  Co-Managing Member


WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.                        178,686
By:    Wynnefield Capital, Inc.

         By:
                  ----------------------------
                  Nelson Obus,
                  President


NELSON OBUS                                                            -0-


----------------------------